Exhibit (c)(2)

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Form N-CSR of our report dated March 25, 2025, with respect to our audit of the financial statements of Destiny Tech100 Inc. as of December 31, 2024, and for the year then ended and the statements of changes in net assets for each of the years in the two-year period then ended and the financial highlights for the periods presented, which report is included in the Annual Report on Form N-CSR of Destiny Tech100 Inc. for the year ended December 31, 2024.

/s/ Marcum LLP

Marcum llp

San Francisco, California

3/9/2026